                                                                       EXHIBIT 1


                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into on November 17, 2000, among Applied Medical Devices, Inc., a Colorado corporation ("AMDI"), Applied Medical Merger Corp., a Delaware corporation ("Merger Corp."), NISCO Systems, Inc., a Delaware corporation ("NISCO") and Anthony J. DeBella (the "Principal Shareholder").

                                    RECITALS

         A. The Principal Shareholder owns an aggregate of approximately 20% of the outstanding capital stock of NISCO.

         B. The respective Boards of Directors of AMDI, Merger Corp. and NISCO deem it advisable and in the best interest of each corporation and their respective shareholders that NISCO and AMDI merge with and into Merger Corp. pursuant to this Agreement.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, and intending to be legally bound hereby, the parties agree as follows:

         1.       THE MERGER.

                  1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, NISCO and AMDI shall be merged with and into Merger Corp. (the "Merger"). Following the Merger, the separate corporate existences of NISCO and AMDI shall cease and Merger Corp. shall continue as the surviving party in the Merger (Merger Corp. is sometimes referred to as the "Surviving Corporation").

                  1.2 EFFECTIVE TIME OF THE MERGER. At the Closing, AMDI, NISCO and Merger Corp. shall file Articles of Merger in such form as is required by and executed in accordance with the applicable provisions of the Colorado Business Corporation Act and the Delaware General Corporation Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Delaware Secretary of State or at such time as AMDI, Merger Corp. and NISCO shall agree and as shall be specified in the Articles of Merger (the "Effective Time of the Merger").

                  1.3 CERTIFICATE OF INCORPORATION, BYLAWS, BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

                           (i) The Certificate of Incorporation of Merger Corp.
as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation shall be changed to NISCO Systems, Inc.

                           (ii) At the Effective Time of the Merger, the Bylaws
as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                           (iii) Directors and officers of the Surviving
Corporation shall be the persons listed in Schedule 1.3(iii), and each person shall hold his or her respective office or offices from and after the Effective Time of the Merger until his or her successor shall have been elected and shall have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

                  1.4 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF AMDI, NISCO AND MERGER CORP. The respective designations and numbers of outstanding shares of each class of capital stock of AMDI and NISCO as of the date of this Agreement are as follows:

                           (i) The authorized capital stock of AMDI consists of
75,000,000 shares of common stock, of which 65,977,800 shares are issued and outstanding (the "AMDI Stock"). An additional 7,330,850 shares of AMDI Stock are reserved for issuance for services, and there are warrants outstanding to purchase an additional 9,028,700 shares of AMDI Stock.

                           (ii) The authorized capital stock of NISCO consists
of 5,000,000 shares of common stock, $.01 par value, of which 4,104,412 shares are issued and outstanding (the "NISCO Stock"), and 1,000,000 shares of preferred stock, $.01 par value, of which no shares are issued and outstanding. NISCO has adopted a 2000 Stock Incentive Plan which authorizes 2,000,000 shares of NISCO Stock, of which options to purchase up to 1,430,000 shares of NISCO Stock have been granted or are reserved for grants to employees of NISCO.

                           (iii) The authorized capital stock of Merger Corp.
consists of 50,000,000 shares of common stock, $.001 par value, of which 100 shares are issued and outstanding (the "Merger Corp. Stock"), and 10,000,000 shares of preferred stock, $.001 par value, of which no shares are issued and outstanding and of which none will be issued and outstanding at the Effective Time of the Merger.

                  1.5 EFFECT OF MERGER. At the Effective Time of the Merger the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Merger Corp. shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of AMDI and NISCO shall be merged with and into Merger Corp., and Merger Corp., as the Surviving Corporation shall be fully vested therewith.

                  1.6 CONVERSION OF NISCO STOCK. At the Effective Time of the Merger and without any action on the part of the holders of the NISCO Stock, each share of NISCO Stock shall be converted into 3.2 shares of Merger Corp. Stock. No fractional shares shall be issued. If a holder of the NISCO Stock would otherwise be entitled to a fractional share, it shall be rounded up to one whole share.

                  1.7 CONVERSION OF AMDI STOCK. At the Effective Time of the Merger and without any action on the part of the holders of the AMDI Stock, each share of AMDI Stock shall be converted into .0222 shares of Merger Corp. Stock. No fractional shares shall be issued. If a holder of the AMDI Stock would otherwise be entitled to a fractional share, it shall be rounded up to one whole share. At the Effective Time of the Merger, Merger Corp. will issue 147,574 shares of Merger Corp. Stock for the services referred to in Section 1.4(i).

                  1.8 OUTSTANDING MERGER CORP. STOCK. At the Effective Time of the Merger the 100 shares of Merger Corp. Stock which are currently outstanding will be deemed cancelled.

                  1.9 EXCHANGE PROCEDURE; DELIVERY OF CERTIFICATES OF AMDI STOCK AND NISCO STOCK.

                           (a) As of the Effective Time of the Merger, Merger
Corp. shall deposit, or shall cause to be deposited, with Olde Monmouth Stock Transfer Co., Inc. or such other party reasonably satisfactory to NISCO and AMDI (the "Exchange Agent"), for the benefit of the holders of AMDI Stock and NISCO Stock, for exchange in accordance with this Article 1, certificates representing the shares of Merger Corp. Stock to be issued pursuant to this Article 1 in exchange for outstanding shares of AMDI Stock and NISCO Stock.

                           (b) Promptly after the Effective Time of the Merger,
the Exchange Agent shall mail to each holder of record of AMDI Stock and NISCO
Stock: (i) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to certificates shall pass, only upon delivery of certificates to the Exchange Agent and shall be in such form and have such other provisions as Merger Corp. may reasonably specify and (ii) instructions for use in effecting the surrender of the certificates evidencing the AMDI Stock and NISCO Stock in exchange for certificates representing shares of Merger Corp. Stock. Upon surrender of a certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Merger Corp. Stock surrendered as provided in this Article 1, and the certificate of AMDI Stock or NISCO Stock so surrendered shall be cancelled.

                           (c) Notwithstanding any other provisions of this
Agreement, no dividends or other distributions declared or made after the Effective Time of the Merger with respect to the Merger Corp. Stock with a record date after the Effective Time of the Merger shall be paid with respect to the shares represented by any certificate for AMDI Stock or NISCO Stock until such certificate is surrendered for exchange as provided in this Article 1.

                  1.10 WARRANTS. At the Effective Time of the Merger, all warrants then outstanding to purchase AMDI Stock shall remain outstanding following the Effective Time of the Merger and cease to represent a right to acquire shares of AMDI Stock and shall be converted automatically into warrants to purchase shares of Merger Corp. Stock with the number of shares and exercise price to be proportionately adjusted to reflect the exchange ratio set forth in
Section 1.7.

                  1.11 OPTIONS. NISCO has granted or reserved for grant, options to purchase up to 2,000,000 shares of NISCO Stock at exercise prices ranging from $2.50 to $2.75 per share. At the Effective Time of the Merger, all options then outstanding to purchase NISCO Stock shall remain outstanding following the Effective Time of the Merger and cease to represent a right to acquire shares of NISCO Stock and shall convert automatically into options to purchase the same number of shares of Merger Corp. Stock at the same exercise price per share as the options to purchase NISCO Stock prior to the Effective Time of the Merger and shall otherwise be subject to the same terms and conditions as under NISCO's 2000 Stock Incentive Plan. It is the intention of the parties that the options qualify following the Effective Date of the Merger as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to the extent permitted under Section 422 of the Code and to the extent the options qualified as incentive stock options prior to the Effective Time of the Merger.

         2.       CLOSING.

                  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place on the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Sections 8 and 9, unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Patton Boggs, LLP, 1660 Lincoln Street, Suite 1900, Denver, Colorado 80264, unless another place is agreed to in writing by the parties hereto.

         3. REPRESENTATIONS AND WARRANTIES OF NISCO AND THE PRINCIPAL SHAREHOLDER CONCERNING NISCO.

                  Except as provided in the NISCO Disclosure Letter (as defined below) to be delivered pursuant to Section 10.2, NISCO and the Principal Shareholder jointly and severally represent and warrant to AMDI and Merger Corp. that all of the following representations and warranties in this Section 3 are true at the date of this Agreement and shall be true at the time of Closing. As used in this Agreement, the "NISCO Disclosure Letter" shall mean the disclosure letter delivered by NISCO and the Shareholder regarding NISCO pursuant to this
Section 3 upon execution of this Agreement.

                  3.1 DUE ORGANIZATION. NISCO is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite power and authority to carry on its business as it is now being conducted. NISCO is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (i) as set forth on Schedule 3.1 to the NISCO Disclosure Letter or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of NISCO taken as a whole (as used herein with respect to NISCO, or with respect to any other person, a "Material Adverse Effect"). Schedule 3.1 to the NISCO Disclosure Letter sets forth the jurisdiction in which NISCO is incorporated and contains a list of all jurisdictions in which NISCO is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of NISCO (the "NISCO Charter Documents") have been made available to AMDI and Merger Corp. The stock records of NISCO as heretofore made available to AMDI and Merger Corp., are correct and complete in all material respects. There are no minutes or other records or proceedings of NISCO which have not been made available to AMDI and Merger Corp., and all of such minutes or other records of proceedings are correct and complete in all respects.

                  3.2 SUBSIDIARIES. NISCO has no other subsidiaries than the subsidiaries listed in Schedule 3.2 to the NISCO Disclosure Letter.

                  3.3 CAPITAL STRUCTURE. The authorized and outstanding capital stock of NISCO is as set forth in Section 1.4(ii). All of the outstanding shares of common stock have been duly authorized and are validly issued, fully paid and non-assessable. Except as listed in Schedule 3.3, NISCO has no common stock or other shares of capital stock reserved for or otherwise subject to issuance. The names of all of the holders of the NISCO Stock and the number of shares owned by each holder are set forth in Schedule 3.3. Except as listed in Schedule 3.3 or as set forth above, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of NISCO or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of NISCO, and no securities or obligations evidencing such rights are authorized, issued or outstanding. NISCO does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to NISCO. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of NISCO.

                  3.4 PREDECESSOR STATUS; ETC. Set forth in Schedule 3.4 to the NISCO Disclosure Letter is an accurate list of all names of all predecessor companies of NISCO, including the names of any entities acquired by NISCO (by stock purchase, merger or otherwise) or owned by NISCO or from whom NISCO previously acquired material assets, in any case, from the earliest date upon which any person acquired his or her stock in NISCO. Except as disclosed on
Schedule 3.4 to the NISCO Disclosure Letter, NISCO has not been, within such period of time, a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

                  3.5 SPIN-OFF BY NISCO. Except as set forth on Schedule 3.5 to the NISCO Disclosure Letter, there has not been any sale, spin-off or split-up of material assets of either NISCO or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, NISCO ("Affiliates") since its inception.

                  3.6 FINANCIAL STATEMENTS. Schedule 3.6 to the NISCO Disclosure Letter includes copies of the following financial statements (the "NISCO Financial Statements") of NISCO: NISCO's audited Balance Sheet as of December 31, 1999 and audited Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows for the fiscal year ended December 31, 1999 and, unaudited Balance Sheet as of September 30, 2000 and unaudited Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows for each of the nine month periods ended September 30, 2000 and 1999 (September 30, 2000 being hereinafter referred to as the "Balance Sheet Date"). The NISCO Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 3.6 to the NISCO Disclosure Letter). Except as set forth on Schedule 3.6 to the NISCO Disclosure Letter, such Balance Sheets present fairly in all material respects the financial position of NISCO as of the dates indicated thereon, and such Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows present fairly in all material respects the results of operations for the periods indicated thereon, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  3.7 LIABILITIES AND OBLIGATIONS. Schedule 3.7 to the NISCO Disclosure Letter includes accurate lists as of September 30, 2000 (the "Balance Sheet Date") of (i) all material liabilities of NISCO which are not reflected on the Balance Sheet of NISCO at the Balance Sheet Date or otherwise reflected in the NISCO Financial Statements at the Balance Sheet Date which by their nature would be required in accordance with GAAP to be reflected in the Balance Sheet, and (ii) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements. Except as set forth on
Schedule 3.7 to the NISCO Disclosure Letter, since the Balance Sheet Date NISCO has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business.
Schedule 3.7 to the NISCO Disclosure Letter also includes, in the case of those contingent liabilities related to pending or threatened litigation, or other liabilities which are not fixed or otherwise accrued or reserved, a good faith and reasonable estimate of the maximum amount which NISCO reasonably expects will be payable. For each such contingent liability or liability for which the amount is not fixed or is contested, NISCO has provided to AMDI the following information:

                           (a) A summary description of the liability together
with the following:

                                    (i)   copies of all relevant documentation
                                          relating thereto;

                                    (ii)  amounts claimed and any other action
                                          or relief sought; and

                                    (iii) name of claimant and all other parties
                                          to the claim, suit or proceeding;

                           (b) The name of each court or agency before which
such claim, suit or proceeding is pending; and

                           (c) The date such claim, suit or proceeding was
instituted; and

                           (d) A good faith and reasonable estimate of the
maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

         3.8 PERMITS AND INTANGIBLES.

                           (i) NISCO holds all licenses, franchises, permits and
other governmental authorizations the absence of any of which could have a Material Adverse Effect on NISCO's business and Schedule 3.8 to the NISCO Disclosure Letter includes an accurate list and summary description of all such licenses, franchises, permits and other governmental authorizations, including permits (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 3.9 to the NISCO Disclosure Letter), titles

(including motor vehicle titles and current registrations), fuel permits, licenses, franchises and certificates, as well as (a) registered or unregistered trademarks, trade names, patents, patent applications and inventions and discoveries that may be patentable, (b) copyrights owned or held by NISCO or any of its employees (including interests in software or other technology systems, programs and intellectual property). The licenses, franchises, permits and other governmental authorizations listed on Schedules 3.8 and 3.9 to the NISCO Disclosure Letter are valid, and NISCO has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. NISCO has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on Schedules 3.8 and 3.9 of the NISCO Disclosure letter and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on NISCO. Except as specifically provided in Schedule 3.8 to the NISCO Disclosure Letter, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to NISCO by, any such licenses, franchises, permits or government authorizations.

                           (ii) The patents, the marks and copyrights, as well
as the know how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans and drawings owned, used or licensed by NISCO (collectively, the "Trade Secrets") are all those necessary to enable NISCO to conduct and to continue to conduct its business as it is currently conducted. Schedule 3.8 of the NISCO Disclosure Letter also contains a description of all material Trade Secrets owned or used by NISCO. Except as set forth on Schedule 3.8 to the NISCO Disclosure Letter (a) all of the patents, marks, copyrights and Trade Secrets (collectively, the "Intellectual Property") are owned, or used under valid licenses by NISCO, and are free and clear of all liens and other adverse claims; (b) NISCO has not infringed on or misappropriated, is not now infringing on or misappropriating, and has not received any notice that it is infringing on, misappropriating, or otherwise conflicting with the intellectual property rights of any third parties; (c) there is no claim pending or threatened against NISCO with respect to the alleged infringement or misappropriation by NISCO or a conflict with, any intellectual property rights of others; (d) the operation of any aspect of the business in the manner in which it has heretofore been operated or is presently operated does not give rise to any such infringement or misappropriation; and
(e) there is no infringement or misappropriation of the Intellectual Property by a third party or claim, pending or threatened, against any third party with respect to the alleged infringement or misappropriation of the Intellectual Property by such third party.

                  3.9 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.9 to the NISCO Disclosure Letter, and except where any failure to comply or action would not have a Material Adverse Effect, (i) NISCO has complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Laws); (ii) NISCO has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances, an accurate list of all of which permits and approvals is set forth on Schedule 3.9 to the NISCO Disclosure Letter, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by NISCO where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by NISCO except as permitted by Environmental Laws; (iv) there is no on-site or off-site location to which NISCO has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any Federal, state, local or foreign enforcement action or any other investigation which is reasonably likely to lead to any claim against NISCO for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and
(v) NISCO has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

                  3.10 PERSONAL PROPERTY. Schedule 3.10 to the NISCO Disclosure Letter includes an accurate list of (i) all personal property owned by NISCO with an individual value in excess of $25,000 acquired since September 30, 2000 and (ii) all leases and agreements in respect of personal property, including, in the case of each of (i) and (ii), (1) true, complete and correct copies of all such leases and (2) an indication as to which assets are currently owned, or were formerly owned, by shareholders, relatives of shareholders, or Affiliates of NISCO. Except as set forth on Schedule 3.10 to the NISCO Disclosure Letter,
(x) all material personal property used by NISCO in its business is either owned by NISCO or leased by NISCO pursuant to a lease included on Schedule 3.10 to the NISCO Disclosure Letter, (y) all of the personal property listed on Schedule
3.10 to the NISCO Disclosure Letter is in good working order and condition, ordinary wear and tear excepted and (z) all leases and agreements included on
Schedule 3.10 to the NISCO Disclosure Letter are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

                  3.11 MATERIAL CONTRACTS AND COMMITMENTS. Schedule 3.11 to the NISCO Disclosure Letter includes an accurate list as of or on the date hereof, of all material written or oral leases, agreements or other contracts or legally binding contractual rights or contractual obligations or contractual commitments relating to or in any way affecting the operation or ownership of the business of NISCO (the "Material Contracts"), including but not limited, those of a type described below:

                           (i) Any consulting agreement, employment agreement,
change-in-control agreement, and collective bargaining arrangements with any labor union and any such agreements currently in negotiation or proposed;

                           (ii) Any contract for capital expenditures or
acquisition, or construction of fixed assets in excess of $25,000.

                           (iii) Any contract for the purchase, maintenance or
acquisition, or the sale or furnishing, of materials, supplies, merchandise, products, machinery, equipment, parts or other property or services (except if such contract is made in the ordinary course of business and requires aggregate future payments of less than $25,000);

                           (iv) Any contract other than trade payables in the
ordinary course of business relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, any notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

                           (v) Any contract granting any person a lien on all or
any part of the assets of NISCO;

                           (vi) Any contract for the cleanup, abatement or other
actions in connection with hazardous materials as defined under any Environmental Laws, the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

                           (vii) Any contract granting to any person an option
or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of NISCO;

                           (viii) Any contract with any agent, distributor or
representative which is not terminable by NISCO upon thirty calendar days' or less notice without penalty;

                           (ix) Any contract under which NISCO is (1) a lessee
or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (2) a lessor of any tangible personal property owned by NISCO, in either case having an original value in excess of $25,000;

                           (x) Any contract under which NISCO has granted or
received a license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment;

                           (xi) Any contract concerning any Affiliates;

                           (xii) Any contract providing for the indemnification
or holding harmless of any officer, director, employee or other person, other than as provided in the by-laws of NISCO;

                           (xiii) Any contract for purchase or sale by NISCO or
the granting of any options with respect to, or providing for any labor, services or materials (including brokerage or management services) involving any real property on which NISCO conducts any aspect of its business involving aggregate future payments of more than $25,000;

                           (xiv) Any contract limiting, restricting or
prohibiting NISCO from conducting business anywhere in the United States or elsewhere in the world;

                           (xv) Any joint venture or partnership agreement;

                           (xvi) Any lease, sublease or associated agreements
relating to the property leased by NISCO;

                           (xvii) Any material contract requiring prior notice,
consent or other approval upon a change of control in the equity ownership of NISCO, which contracts shall be separately identified on Schedule 3.11 to the NISCO Disclosure Letter;

                           (xviii) Any contract with a customer of NISCO
involving work to be performed or product to be delivered, in each case subsequent to September 30, 2000, in excess of $25,000;

                           (xix) Any other contract, whether or not made in the
ordinary course of business, which involves future payments by NISCO in excess of $25,000.

NISCO has provided AMDI and Merger Corp. a true and complete copy of each written Material Contract and a true and complete summary of each oral Material Contract, in each case including all amendments or other modifications thereto. Except as set forth on Schedule 3.11 to the NISCO Disclosure Letter, each Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, NISCO, and the other parties thereto, and is in full force and effect, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. Except as set forth on Schedule 3.11 of the NISCO Disclosure Letter, NISCO has performed all obligations required to be performed by it as of the date hereof and will have performed all obligations required to be performed by it as of the Closing Date under each Material Contract and neither NISCO, nor any other party to any Material Contract is in breach or default thereunder, and there exists no condition which would, with or without the lapse of time or the giving of notice, or both, constitute a breach or default thereunder. NISCO has not been notified that any party to any Material Contract intends to cancel, terminate, not renew, or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

                  3.12 REAL PROPERTY. Schedule 3.12 to the NISCO Disclosure Letter is a correct and complete list, and a brief description of all real property leased by NISCO (the "Leased Real Property"), and all facilities thereon. Except as lessee of Leased Real Property, NISCO is not a lessee under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which another person or entity has granted to NISCO the right to use or occupy all or any portion of any real property. NISCO does not have an ownership interest in any real property.

                           NISCO has a valid leasehold interest in the Leased
Property free and clear of all liens, assessments or restrictions (including, without limitation, inchoate liens arising out of the provision of labor, services or materials to any such Real Property) other than (a) mortgages shown on the NISCO Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) minor imperfections of title, such as utility and access easements that do not impair the intended use of the Real Property, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of NISCO, and zoning laws and other land use restrictions or restrictive covenants that do not materially impair the present use of the property subject thereto. The Real Property constitutes all the real properties reflected on the NISCO Financial Statements or used or occupied by NISCO in connection with its business or otherwise.

                  With respect to the Leased Real Property, except as reflected on Schedule 3.12 to the NISCO Disclosure Letter:

                           (i) NISCO is in exclusive possession thereof and no
easements, licenses or rights are necessary to conduct business thereon in addition to those which exist as of the date hereof;

                           (ii) No portion thereof is subject to any pending
condemnation proceeding or proceeding by any public or quasi-public authority materially adverse to the Leased Real Property and there is no threatened condemnation or proceeding with respect thereto;

                           (iii) (a) the buildings, plants, improvements,
structures and fixtures at the Leased Real Property, including, without limitation, heating, ventilation and air conditioning systems, roofs, foundations and floors, are in good operating condition and repair; (b) the Leased Real Property is not in violation of any health, safety, building, or environmental ordinances, laws, codes or regulations; nor has any notice of any claimed violation of any such ordinances, laws, codes or regulations been served on NISCO;

                           (iv) The Leased Real Property is supplied with
utilities and other third-party services, such as water, sewer, electricity, gas, roads, rail service and garbage collection, necessary for the current operation of the business and such Leased Real Property is maintained in all material respects in accordance with all laws applicable to NISCO or the Leased Real Property;

                           (v) NISCO is not a party to any written or oral
agreement or undertaking with owners or users of properties adjacent to the Leased Real Property relating to the use, operation or maintenance of such facility or any adjacent real property;

                           (vi) NISCO is not a party to any lease, sublease,
license, concession or other agreement, whether written or oral, pursuant to which NISCO has granted to any party or parties the right to use or occupy all or any portion of the Leased Real Property;

                           (vii) To the extent that NISCO has responsibility
under the lease(s) for the Leased Real Property for compliance with the provisions of the ADA, all alterations, rehabilitations, structures, or improvements in the Leased Property comply with the ADA;

                           (viii) (a) There are no material defects in any
improvements on or to the Leased Real Property; (b) the Leased Real Property is free from regulated quantities of asbestos; and (c) the Leased Real Property is free from flooding and leaks.

                  3.13 INSURANCE. Schedule 3.13 to the NISCO Disclosure Letter includes (i) an accurate list of all insurance policies carried by NISCO since its inception, and (ii) an accurate list of all insurance loss claims or workers compensation claims received since its inception and complete copies of the foregoing items have been delivered to AMDI and Merger Corp. Such insurance policies evidence all of the insurance that NISCO has been required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws. All insurance policies for the current policy periods are in full force and effect and shall remain in full force and effect through the Closing Date. Since its inception, no insurance carried by NISCO has been canceled by the insurer and NISCO has not been denied coverage.

                  3.14 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS. Schedule 3.14 to the NISCO Disclosure Letter includes an accurate list of (i) all officers, directors and key employees of NISCO, (ii) all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of the Balance Sheet Date and the date hereof. NISCO has provided to AMDI and Merger Corp. true, complete and correct copies of any employment agreements for persons listed on Schedule
3.14 to the NISCO Disclosure Letter. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices. Except as set forth on Schedule 3.14 to the NISCO Disclosure Letter, (i) NISCO is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of NISCO are represented by any labor union or covered by any collective bargaining agreement, (iii) no campaign to establish such representation is in progress and (iv) there is no pending or threatened labor dispute involving NISCO and any group of its employees nor has NISCO experienced any labor interruptions over the past three years. NISCO believes its relationship with its employees to be good.

                  3.15 EMPLOYEE BENEFIT PLANS. Schedule 3.15 to the NISCO Disclosure Letter sets forth all employee benefit plans of NISCO, including all employment agreements and other agreements or arrangements containing "golden parachute" or other similar provisions, and deferred compensation agreements. NISCO has delivered to AMDI and Merger Corp. true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on Schedule 3.15 to the NISCO Disclosure Letter, NISCO does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor has NISCO any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. NISCO has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 3.15 to the NISCO Disclosure Letter, nor is NISCO required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any employees of NISCO. All accrued contribution obligations of NISCO with respect to any plan listed on Schedule
3.15 to the NISCO Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the balance sheet of the NISCO as of the Balance Sheet Date.

                  3.16 COMPLIANCE WITH ERISA. All plans listed on Schedule 3.15 to the NISCO Disclosure Letter that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.15 to the NISCO Disclosure Letter. Except as disclosed on Schedule 3.16 to the NISCO Disclosure Letter, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of
Schedule 3.15 to the NISCO Disclosure Letter. None of the NISCO stockholders has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No plan listed in Schedule 3.15 to the NISCO Disclosure Letter has incurred an accumulated funding deficiency, as defined in
Section 412(a) of the Code and Section 302(1) of ERISA; and NISCO has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation.

                           (i) There have been no terminations, partial
terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

                           (ii) No plan listed in Schedule 3.15 to the NISCO
Disclosure Letter, subject to the provisions of Title IV of ERISA, has been terminated;

                           (iii) There have been no "reportable events" (as that
phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in Schedule 3.15 to the NISCO Disclosure Letter;

                           (iv) NISCO has not incurred liability under Section
4062 of ERISA; and

                           (v) No circumstances exist pursuant to which NISCO
could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multiemployer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than NISCO that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes NISCO.

                  3.17 CONFORMITY WITH LAW; LITIGATION.

                           (i) Except to the extent set forth on Schedule 3.17
to the NISCO Disclosure Letter, NISCO is not in violation of any law or regulation or any order of any court or

Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect.

                           (ii) Except as set forth on Schedule 3.17 to the
NISCO Disclosure Letter (which shall disclose the parties to, nature of and relief sought for each matter to be disclosed), other than collection actions by NISCO, in the ordinary course of business on its own behalf, none of which is greater than $25,000 and which in the aggregate do not exceed $50,000:

                                   (a) There is no suit, action, proceeding,
investigation, claim or order pending or threatened against NISCO, or with respect to any Employee Plan, or any fiduciary of any such plan (or pending or threatened against any of the officers, directors or employees of NISCO with respect to the business or currently proposed business activities of NISCO, or to which NISCO is otherwise a party, or which may have or is likely to have a Material Adverse Effect, before any court, or before any governmental authority, department, commission, bureau, agency or other governmental department or arbitrator (collectively, "Claims"), nor is there any basis for any such Claims.

                                   (b) NISCO is not subject to any unsatisfied
or continuing judgment, order or decree of any court or governmental authority, and NISCO is not otherwise exposed, from a legal standpoint, to any liability or disadvantage which could have a Material Adverse Effect. Schedule 3.17 to the NISCO Disclosure Letter sets forth all closed litigation matters to which NISCO was a party during the preceding five years, the dates such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

                  3.18 TAXES. NISCO has timely filed all requisite federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date; and except as set forth on Schedule 3.18 to the NISCO Disclosure Letter, there are no examinations in progress or claims against any of them for federal, state and other Taxes (including penalties and interest) for any period or periods prior to and including the Balance Sheet Date and no notice of any claim for taxes, whether pending or threatened, has been received. All Taxes, including interest and penalties (whether or not shown on any tax return) owed by NISCO, any member of an affiliated or consolidated group which includes or included NISCO, or with respect to any payment made or deemed made by NISCO herein have been paid. The amounts shown as accruals for Taxes on the NISCO Financial Statements are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal and local income tax returns and franchise tax returns of NISCO for the last three fiscal years, are attached as Schedule 3.18 to the NISCO Disclosure Letter.

                  3.19 NO VIOLATIONS. NISCO is not in violation of any of its Charter Documents. NISCO is not in default under any lease, instrument, agreement, license, or permit set forth on the Schedules to the NISCO Disclosure Letter, or any other material agreement to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth in
Schedule 3.19 to the NISCO Disclosure Letter, (a) the rights and benefits of NISCO under the Material Documents will not be adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation of, or breach of, or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents. Except as set forth on Schedule 3.19 to the NISCO Disclosure Letter, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on Schedule 3.19 to the NISCO Disclosure Letter, none of the Material Documents prohibits the use or publication by NISCO of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts NISCO from freely providing services to any other customer or potential customer of NISCO.

                  3.20 GOVERNMENT CONTRACTS. Except as set forth on Schedule
3.20 to the NISCO Disclosure Letter, NISCO is not now a party to any governmental contract subject to price redetermination or renegotiation.

                  3.21 ABSENCE OF CHANGES. Since September 30, 2000, except as set forth on Schedule 3.21 to the NISCO Disclosure Letter, there has not been:

                           (i) Any material adverse change in the financial
condition, assets, liabilities (contingent or otherwise), income or business of NISCO;

                           (ii) Any damage, destruction or loss (whether or not
covered by insurance) materially adversely affecting the properties or business of NISCO;

                           (iii) Any change in the authorized capital of NISCO
or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                           (iv) Any declaration or payment of any dividend or
distribution in respect of the capital stock or any direct or indirect redemption, purchase or other Merger Corp. of any of the capital stock of NISCO;

                           (v) Any increase in the compensation, bonus, sales
commissions or fee arrangement payable or to become payable by NISCO to any of their respective officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                           (vi) Any work interruptions, labor grievances or
claims filed, or any event or condition of any character, materially adversely affecting the business of NISCO;

                           (vii) Any sale or transfer, or any agreement to sell
or transfer, any material assets, property or rights of NISCO to any person, including, without limitation, any of the stockholders and their affiliates;

                           (viii) Any cancellation, or agreement to cancel, any
indebtedness or other obligation owing to NISCO, including without limitation any indebtedness or obligation of any stockholder or any affiliate thereof;

                           (ix) Any plan, agreement or arrangement granting any
preferential rights to purchase or acquire any interest in any of the assets, property or rights of NISCO or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                           (x) Any purchase or acquisition of, or agreement,
plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of NISCO;

                           (xi) Any waiver of any material rights or claims of
NISCO;

                           (xii) Any amendment or termination of any Material
Documents or other right to which NISCO is a party;

                           (xiii) Any transaction by NISCO outside the ordinary
course of its business;

                           (xiv) Any cancellation or termination of a Material
Contract with a customer or client prior to the scheduled termination date; or

                           (xv) Any other distribution of property or assets by
NISCO other than in the ordinary course of business.

                  3.22 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. Schedule 3.22 to the NISCO Disclosure Letter includes an accurate list as of the date of the Agreement of: (i) the name of each financial institution in which NISCO has accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; (iii) the type of account and account number; and (iv) the name of each person authorized to draw thereon or have access thereto. Schedule 3.22 to the NISCO Disclosure Letter also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from NISCO and a description of the terms of such power.

                  3.23 RELATIONS WITH GOVERNMENTS. Except for political contributions made in a lawful manner which, in the aggregate, do not exceed $10,000 per year, NISCO has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause NISCO to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect.

                  3.24 DISCLOSURE. This Agreement, including the Exhibits and NISCO Disclosure Letter and the Schedules thereto, together with the other information furnished to AMDI by NISCO and the Shareholder in connection herewith, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

                  3.25 PROHIBITED ACTIVITIES. Except as set forth on Schedule
3.25 to the NISCO Disclosure Letter, NISCO has not, between September 30, 2000 and the date hereof, taken any of the actions (Prohibited Activities) set forth in Section 6.3.

                  3.26 NO CONFLICTS. Except as set forth on Schedule 3.26 to the NISCO Disclosure Letter, the execution, delivery and performance of this Agreement by NISCO and the consummation by NISCO of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which NISCO is a party or violate the provisions of any statute, or any order, rule or regulation of any governmental body or agency or instrumentality thereof, or any order, writ, injunction or decree of any court or any arbitrator, having jurisdiction over NISCO or the property of NISCO.

                  3.27 CERTAIN BUSINESS RELATIONSHIPS WITH NISCO. Except as listed in Schedule 3.27, neither the Principal Shareholder nor any relative of the Principal Shareholder or Affiliate of NISCO has been involved in any business arrangement or relationship with NISCO since its inception, and neither the Principal Shareholder, nor any relative of the Principal Shareholder or Affiliate of NISCO owns any asset, tangible or intangible, which is used in NISCO's operations.

                  3.28 AUTHORIZATION. The representatives of NISCO executing this Agreement have the authority to enter into and bind NISCO to the terms of this Agreement and NISCO has the full legal right, power and authority to enter into this Agreement and the Merger.

         4.       REPRESENTATIONS AND WARRANTIES OF AMDI AND MERGER CORP.

                  Except as provided in the AMDI Disclosure Letter (as defined below) to be delivered pursuant to Section 10.2, each of AMDI and Merger Corp. jointly and severally represents and warrants to NISCO and the Principal Shareholder that all of the following representations and warranties in this
Section 4 are true at the date of this Agreement and shall be true at the time of Closing. As used in this Agreement, the "AMDI Disclosure Letter" shall mean the disclosure letter delivered by AMDI and Merger Corp. to NISCO and the Principal Shareholder regarding AMDI and Merger Corp. pursuant to this Section 4 upon execution of this Agreement.

                  4.1 DUE ORGANIZATION. Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite power and authority to carry on its business as it is now being conducted. Merger Corp. is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (i) as set forth on Schedule 4.1 to AMDI Disclosure Letter or
(ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of AMDI (as used herein with respect to AMDI, or with respect to any other person, a "Material Adverse Effect").
Schedule 4.1 to the AMDI Disclosure Letter sets forth the jurisdictions in which AMDI and Merger Corp. are incorporated and contains a list of all jurisdictions in which AMDI and Merger Corp. are authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of AMDI (the "AMDI Charter Documents") and true, complete and correct copies of Certificate of Incorporation and Bylaws of Merger Corp. (the "Merger Corp. Charter Documents") have been made available to NISCO and the Principal Shareholder. The stock records of AMDI and Merger Corp. as heretofore made available to NISCO the Principal Shareholder, are correct and complete in all material respects. There are no minutes or other records or proceedings of AMDI and Merger Corp. which have not been made available to NISCO and the Principal Shareholder, and all of such minutes or other records of proceedings are correct and complete in all respects.

                  4.2 SUBSIDIARIES. The names and jurisdiction of incorporation of the subsidiaries of AMDI are set forth in Schedule 4.2. Merger Corp. has no subsidiaries.

                  4.3 CAPITAL STRUCTURE. The authorized and outstanding capital stock of AMDI is as set forth in Section 1.4(i). The authorized and outstanding capital stock of Merger Corp. is as set forth in Section 1.4(iii). All of the issued and outstanding shares of the capital stock of AMDI and Merger Corp. have been duly authorized and are validly issued, fully paid and non-assessable. Except as listed in Schedule 4.3, each of AMDI and Merger Corp. has no common stock or other shares of capital stock reserved for or otherwise subject to issuance. Except as listed in Schedule 4.3 or as set forth above, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of AMDI or Merger Corp. or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of AMDI or Merger Corp., and no securities or obligations evidencing such rights are authorized, issued or outstanding. Each of AMDI and Merger Corp. does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to AMDI or Merger Corp. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of AMDI or Merger Corp.

                  4.4 PREDECESSOR STATUS; ETC. Set forth in Schedule 4.4 to AMDI Disclosure Letter is an accurate list of all names of all predecessor companies of AMDI since May 1, 1994, including the names of any entities acquired by AMDI (by stock purchase, merger or otherwise) or owned by AMDI or from whom AMDI previously acquired material assets, in any case, from the earliest date upon which any person acquired his or her stock in AMDI. Except as disclosed on
Schedule 4.4 to AMDI Disclosure Letter, AMDI has not been, within such period of time, a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

                  4.5 SPIN-OFF BY AMDI. Except as set forth on Schedule 4.5 to AMDI Disclosure Letter, there has not been any sale, spin-off or split-up of material assets of either AMDI or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, AMDI ("Affiliates") since its inception.

                  4.6 FINANCIAL STATEMENTS. Schedule 4.6 to AMDI Disclosure Letter includes copies of the following financial statements (the "AMDI Financial Statements") of AMDI: AMDI's audited Balance Sheets as of April 30, 2000 and 1999 and audited Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows for each of the fiscal years ended April 30, 2000 and 1999 and, unaudited Balance Sheet as of September 30, 2000 and unaudited Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows for each of the four month periods ended September 30, 2000 and 1999 (September 30, 2000 being hereinafter referred to as the "Balance Sheet Date"). The AMDI Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 4.6 to AMDI Disclosure Letter). Except as set forth on Schedule 4.6 to AMDI Disclosure Letter, such Balance Sheets present fairly in all material respects the financial position of AMDI as of the dates indicated thereon, and such Statements of Income and Comprehensive Income, Stockholders' Equity and Cash Flows present fairly in all material respects the results of operations for the periods indicated thereon, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  4.7 LIABILITIES AND OBLIGATIONS. Schedule 4.7 to AMDI Disclosure Letter includes accurate lists as of September 30, 2000 (the "Balance Sheet Date") of (i) all material liabilities of AMDI which are not reflected on the Balance Sheet of AMDI at the Balance Sheet Date or otherwise reflected in AMDI Financial Statements at the Balance Sheet Date which by their nature would be required in accordance with GAAP to be reflected in the Balance Sheet, and
(ii) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements. Except as set forth on Schedule 4.7 to AMDI Disclosure Letter, since the Balance Sheet Date AMDI has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. Schedule 4.7 to AMDI Disclosure Letter also includes, in the case of those contingent liabilities related to pending or threatened litigation, or other liabilities which are not fixed or otherwise accrued or reserved, a good faith and reasonable estimate of the maximum amount which AMDI reasonably expects will be payable. For each such contingent liability or liability for which the amount is not fixed or is contested, AMDI has provided to NISCO and the Shareholder the following information:

                           (a) A summary description of the liability together
with the following:

                                    (i)    copies of all relevant documentation
                                           relating thereto;

                                    (ii)   amounts claimed and any other action
                                           or relief sought; and

                                    (iii)  name of claimant and all other
                                           parties to the claim, suit or
                                           proceeding;

                           (b) The name of each court or agency before which
such claim, suit or proceeding is pending; and

                           (c) The date such claim, suit or proceeding was
instituted; and

                           (d) A good faith and reasonable estimate of the
maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

                  4.8 ABSENCE OF CHANGES. Since September 30, 2000, except as set forth on Schedule 4.21 to AMDI Disclosure Letter, there has not been:

                           (i) Any material adverse change in the financial
condition, assets, liabilities (contingent or otherwise), income or business of AMDI;

                           (ii) Any damage, destruction or loss (whether or not
covered by insurance) materially adversely affecting the properties or business of AMDI;

                           (iii) Any change in the authorized capital of AMDI or
its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                           (iv) Any declaration or payment of any dividend or
distribution in respect of the capital stock or any direct or indirect redemption, purchase or other Merger Corp. of any of the capital stock of AMDI;

                           (v) Any increase in the compensation, bonus, sales
commissions or fee arrangement payable or to become payable by AMDI to any of their respective officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                           (vi) Any work interruptions, labor grievances or
claims filed, or any event or condition of any character, materially adversely affecting the business of AMDI;

                           (vii) Any sale or transfer, or any agreement to sell
or transfer, any material assets, property or rights of AMDI to any person, including, without limitation, any of the stockholders and their affiliates;

                           (viii) Any cancellation, or agreement to cancel, any
indebtedness or other obligation owing to AMDI, including without limitation any indebtedness or obligation of any stockholder or any affiliate thereof;

                           (ix) Any plan, agreement or arrangement granting any
preferential rights to purchase or acquire any interest in any of the assets, property or rights of AMDI or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                           (x) Any purchase or acquisition of, or agreement,
plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of AMDI;

                           (xi) Any waiver of any material rights or claims of
AMDI;

                           (xii) Any amendment or termination of any Material
Documents or other right to which AMDI is a party;

                           (xiii) Any transaction by AMDI outside the ordinary
course of its business;

                           (xiv) Any cancellation or termination of a Material
Contract with a customer or client prior to the scheduled termination date; or

                           (xv) Any other distribution of property or assets by
AMDI other than in the ordinary course of business.

                  4.9 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. Schedule 4.9 to AMDI Disclosure Letter includes an accurate list as of the date of the Agreement of:
(i) the name of each financial institution in which AMDI has accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; (iii) the type of account and account number; and (iv) the name of each person authorized to draw thereon or have access thereto. Schedule 4.9 to AMDI Disclosure Letter also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from AMDI and a description of the terms of such power.

                  4.10 RELATIONS WITH GOVERNMENTS. Except for political contributions made in a lawful manner which, in the aggregate, do not exceed $10,000 per year since 1996, AMDI has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause AMDI to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect.

                  4.11 DISCLOSURE. This Agreement, including the Exhibits and AMDI Disclosure Letter and the Schedules thereto, together with the other information furnished to NISCO and the Principal Shareholder by AMDI and Merger Corp. in connection herewith, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

                  4.12 PROHIBITED ACTIVITIES. Except as set forth on Schedule
4.12 to AMDI Disclosure Letter, each of AMDI and Merger Corp. has not, between September 30, 2000 and the date hereof, taken any of the actions (Prohibited Activities) set forth in Section 6.3.

                  4.13 NO CONFLICTS. Except as set forth on Schedule 4.13 to the AMDI Disclosure Letter, the execution, delivery and performance of this Agreement by each of AMDI and Merger Corp. and the consummation by each of AMDI and Merger Corp. of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which AMDI or Merger Corp. is a party or violate the provisions of any statute, or any order, rule or regulation of any governmental body or agency or instrumentality thereof, or any order, writ, injunction or decree of any court or any arbitrator, having jurisdiction over AMDI or Merger Corp. or the property of AMDI or Merger Corp.

                  4.14 CERTAIN BUSINESS RELATIONSHIPS WITH AMDI. Except as listed in Schedule 4.14, no current officer or director of AMDI or Merger Corp. has been involved in any business arrangement or relationship with AMDI or Merger Corp. since May 1, 1997, and none of the officers or directors, nor any relative of any officer or director or affiliate of an officer or director of AMDI or Merger Corp., owns any asset, tangible or intangible, which is used in AMDI's or Merger Corp.'s operations.

                  4.15 AUTHORIZATION. The representatives of each of AMDI and Merger Corp. executing this Agreement has the authority to enter into and bind AMDI and Merger Corp. to the terms of this Agreement and each of AMDI and Merger Corp. has the full legal right, power and authority to enter into this Agreement and the Merger, subject to the approval of the shareholders of AMDI as provided in Sections 8.4 and 9.4.

         5. REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER CONCERNING THE TRANSACTION.

                  The Principal Shareholder represents and warrants to AMDI, as to himself, that all of the following representations and warranties in this
Section 5 are true at the date of this Agreement and shall be true at the time of Closing.

                  5.1 AUTHORIZATION. All action on the part of the Principal Shareholder necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Principal Shareholder hereunder has been taken, and this Agreement constitutes a valid and legally binding obligation of the Principal Shareholder, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

                  5.2 OWNERSHIP OF SHARES. The Principal Shareholder owns, of record and beneficially, 811,765 shares of NISCO stock and options to purchase 500,000 shares of NISCO Stock, free and clear of all liens, claims, options and encumbrances whatsoever. There are no outstanding options, warrants or rights to purchase or acquire any of the shares of NISCO Stock or options to purchase NISCO Stock owned by the Principal Shareholder.

                  5.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by the Principal Shareholder and the consummation by the Principal Shareholder of the transactions contemplated hereby will not conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which the Principal Shareholder is a party or violate the provisions of any statute, or any order, rule or regulation of any governmental body or agency or instrumentality thereof, or any order, writ, injunction or decree of any court or any arbitrator, having jurisdiction over the Principal Shareholder or the property of the Principal Shareholder.

                  5.4 MERGER CORP. STOCK . The Merger Corp. Stock will be acquired by the Principal Shareholder for his own account, not as a nominee or agent, and the Principal Shareholder has no present intention of selling, granting any participation in, or otherwise distributing Merger Corp. Stock.

                  5.5 DISCLOSURE OF INFORMATION. The Principal Shareholder has received and had the opportunity to review the reports filed by AMDI with the Securities and Exchange Commission and has had the opportunity to ask questions of, and receive answers from, representatives of AMDI to obtain additional information regarding AMDI and Merger Corp.

         6.       COVENANTS OF NISCO AND THE SHAREHOLDERS PRIOR TO CLOSING.

                  6.1 ACCESS AND COOPERATION; DUE DILIGENCE. Between the date of this Agreement and the Closing Date, NISCO and the Principal Shareholder will afford to the officers and authorized representatives of AMDI and Merger Corp. access to all of the sites, properties, books and records of NISCO and will furnish AMDI and Merger Corp. such additional financial and operating data and other information as to the business and properties of NISCO, AMDI and Merger Corp. may from time to time reasonably request. The Principal Shareholder and NISCO will cooperate with each of AMDI and Merger Corp., its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the transactions contemplated hereunder

                  6.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing, NISCO will, except as set forth on Schedule 6.2 to the NISCO Disclosure Letter:

                           (i) Carry on its business in substantially the same
manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                           (ii) Maintain its properties and facilities in as
good working order and condition as at present, ordinary wear and tear excepted;

                           (iii) Perform in all material respects all of its
obligations under agreements relating to or affecting its respective assets, properties or rights;

                           (iv) Use all reasonable efforts to keep in full force
and effect present insurance policies or other comparable insurance coverage;

                           (v) Use its reasonable efforts to maintain and
preserve its business organization intact, retain its present key employees and maintain its relationships with suppliers, customers and others having business relations with it;

                           (vi) Maintain compliance with all material permits,
laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

                           (vii) Maintain present debt and lease instruments and
not enter into new or amended debt or lease instruments, without the knowledge and consent of AMDI (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of AMDI if such replacement instruments are on terms at least as favorable to NISCO as the instruments being replaced; and

                           (viii) Maintain or reduce present salaries and
commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

                  6.3 PROHIBITED ACTIVITIES. Except as provided in Schedule 6.3, between the date hereof and the Closing Date, NISCO will not, without the prior written consent of AMDI (which consent shall not be unreasonably withheld), engage in any of the following (the "Prohibited Activities"):

                           (i) Make any change in its Charter Documents;

                           (ii) Issue any securities, options, warrants, calls,
conversion rights or commitments relating to its securities of any kind other than in connection with the grant or exercise of options or warrants listed in
Schedule 3.3 to the NISCO Disclosure Letter;

                           (iii) Declare or pay any dividend, or make any
distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

                           (iv) Except as listed in Schedule 6.3, enter into any
contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) and involves an amount not in excess of $100,000;

                           (v) Create, assume or permit to exist any mortgage,
pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $50,000 necessary or desirable for the conduct of the businesses of NISCO, (2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics' or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens"), or (3) liens set forth on Schedule 3.7 and/or 3.11 to the NISCO Disclosure Letter;

                           (vi) Sell, assign, lease or otherwise transfer or
dispose of any property or equipment except in the normal course of business;

                           (vii) Acquire any business;

                           (viii) Merge or consolidate or agree to merge or
consolidate with or into any other corporation;

                           (ix) Waive any material rights or claims of NISCO,
provided that NISCO may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                           (x) Commit a breach or amend or terminate any
Material Documents or right of NISCO; or

                           (xi) Enter into any other transaction outside the
ordinary course of its business or prohibited hereunder.

                  6.4 NO SHOP. Neither NISCO, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly: (i) solicit or initiate the submission of proposals or offers from any person for; (ii) participate in any discussions pertaining to; or (iii) furnish any information to any person other than AMDI or its authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, NISCO or a merger, consolidation or business combination of NISCO.

                  6.5 NOTIFICATION OF CERTAIN MATTERS. NISCO and the Principal Shareholder shall give prompt notice to AMDI and Merger Corp. of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of NISCO contained herein or in the NISCO Disclosure Letter to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of NISCO to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this Section 6.5 shall not be deemed to (i) modify the representations or warranties of the party delivering such notice, (ii) modify the conditions set forth in Sections 7 and 8, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  6.6 FINAL FINANCIAL STATEMENTS. The Principal Shareholder shall provide to AMDI and Merger Corp. for each calendar month prior to the Closing Date, the unaudited balance sheets of NISCO as of the end of all months following the Balance Sheet Date, and the unaudited statement of income and comprehensive income and cash flows for all months ended after the Balance Sheet Date, disclosing no material adverse change in the financial condition or the results of its operations from the financial statements as of the Balance Sheet Date. Such financial statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein). Except as noted in such financial statements, all of such financial statements will present fairly the results of operations for the periods indicated therein.

         7.       COVENANTS OF AMDI AND MERGER CORP. PRIOR TO CLOSING.

                  7.1 ACCESS AND COOPERATION; DUE DILIGENCE. Between the date of this Agreement and the Closing Date, each of AMDI and Merger Corp. will afford to the authorized representatives of NISCO and the Principal Shareholder access to all of the sites, properties, books and records of AMDI and Merger Corp. and will furnish NISCO and the Principal Shareholder such additional financial and operating data and other information as to the business and properties of AMDI and Merger Corp. as NISCO and the Principal Shareholder may from time to time reasonably request. AMDI and Merger Corp. will cooperate with NISCO and the Principal Shareholder, their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the transactions contemplated hereunder

                  7.2 CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing, AMDI will, except as set forth on Schedule 7.2 to the AMDI Disclosure Letter:

                           (i) Carry on its business in substantially the same
manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                           (ii) Perform in all material respects all of its
obligations under agreements relating to or affecting its respective assets, properties or rights;

                           (iii) Maintain compliance with all material permits,
laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

                           (iv) Maintain present debt and lease instruments and
not enter into new or amended debt or lease instruments, without the knowledge and consent of NISCO (which consent shall not be unreasonably withheld), provided that debt and/or lease instruments may be replaced without the consent of NISCO if such replacement instruments are on terms at least as favorable to AMDI as the instruments being replaced; and

                           (viii) Maintain or reduce present salaries and
commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

                  7.3 PROHIBITED ACTIVITIES. Between the date hereof and the Closing Date, AMDI will not, without the prior written consent of NISCO, engage in any of the following (the "Prohibited Activities"):

                           (i) Make any change in its Charter Documents;

                           (ii) Issue any securities, options, warrants, calls,
conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed in Schedule
4.3 to the AMDI Disclosure Letter;

                           (iii) Declare or pay any dividend, or make any
distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

                           (iv) Except as listed in Schedule 7.3, enter into any
contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) and involves an amount not in excess of $50,000;

                           (v) Create, assume or permit to exist any mortgage,
pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $50,000 necessary or desirable for the conduct of the businesses of AMDI, (2) (A) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics' or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens"), or (3) liens set forth on Schedule 4.7 to the AMDI Disclosure Letter;

                           (vi) Sell, assign, lease or otherwise transfer or
dispose of any property or equipment except in the normal course of business;

                           (vii) Negotiate for the acquisition of any business
or the start-up of any new business;

                           (viii) Merge or consolidate or agree to merge or
consolidate with or into any other corporation;

                           (ix) Waive any material rights or claims of AMDI,
provided that AMDI may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                           (x) Commit a breach or amend or terminate any
Material Documents or right of AMDI; or

                           (xi) Enter into any other transaction outside the
ordinary course of its business or prohibited hereunder.

                  7.4 NO SHOP. Neither AMDI, nor any agent, officer, director, trustee or any representative will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly: (i) solicit or initiate the submission of proposals or offers from any person for; (ii) participate in any discussions pertaining to; or (iii) furnish any information to any person other than NISCO or its authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or a majority equity interest in, AMDI or a merger, consolidation or business combination of AMDI.

                  7.5 NOTIFICATION OF CERTAIN MATTERS. AMDI shall give prompt notice to NISCO and the Principal Shareholder of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of AMDI contained herein or in the AMDI Disclosure Letter to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of AMDI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this Section 7.5 shall not be deemed to (i) modify the representations or warranties of the party delivering such notice, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  7.6 FINAL FINANCIAL STATEMENTS. AMDI shall provide to NISCO and the Principal Shareholder for each calendar month prior to the Closing Date, the unaudited consolidated balance sheets of AMDI as of the end of all months following the Balance Sheet Date, and the unaudited consolidated statements of income and cash flows for all months ended after the Balance Sheet Date, disclosing no material adverse change in the financial condition or the results of its operations from the financial statements as of the Balance Sheet Date. Such financial statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein). Except as noted in such financial statements, all of such financial statements will present fairly the results of operations for the periods indicated therein.

         8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF AMDI AND MERGER CORP.

                  The obligations of AMDI and Merger Corp. with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

                  8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of NISCO and the Principal Shareholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by NISCO and the Principal Shareholder on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by NISCO and the Principal Shareholder shall have been delivered to AMDI and Merger Corp.

                  8.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to AMDI and its counsel.

                  8.3 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereunder and no governmental agency or body shall have taken any other action or made any request of NISCO or the Principal Shareholder as a result of which AMDI or Merger Corp. deems it inadvisable to proceed with the transactions hereunder.

                  8.4 CONSENTS AND APPROVALS. The Registration Statement referred to in Section 10.1 shall have been declared effective by the Securities and Exchange Commission. This Agreement shall have been duly adopted by the shareholders of Merger Corp., AMDI and NISCO. All necessary consents and approvals as listed in Schedule 3.26 shall have been obtained. All necessary consent of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of NISCO or the Principal Shareholder as a result of which AMDI or Merger Corp. deems it inadvisable to proceed with the transactions hereunder.

                  8.5 GOOD STANDING CERTIFICATES. The Principal Shareholder shall have delivered to AMDI a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Secretary of State of NISCO's state of incorporation that NISCO is in good standing and that all state franchise and/or income tax returns and taxes for each for all periods prior to the Closing have been filed and paid.

                  8.6 NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred with respect to NISCO which would constitute a Material Adverse Effect.

                  8.7 OFFICER'S CERTIFICATE. AMDI and Merger Corp. shall have received a certificate or certificates, dated the Closing Date and signed by the President of NISCO, certifying the truth and correctness of attached copies of its Articles of Incorporation (including amendments thereto) and Bylaws (including amendments thereto).

                  8.8 INCUMBENCY CERTIFICATE AND OTHER DOCUMENTS. AMDI and Merger Corp. shall have received an incumbency certificate or certificates, dated the Closing Date and signed by the Secretary of NISCO certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Section 8 and such additional supporting documentation and other information with respect to the transactions contemplated hereunder as AMDI, Merger Corp. or its counsel may reasonably request.

                  8.9 EMPLOYMENT AGREEMENTS. At the Closing, the Principal Shareholder will enter into a Non-Competition and Employment Agreement satisfactory to AMDI and Merger Corp.

                  8.10 RELEASE OF OBLIGATIONS AND STOCK OPTIONS. AMDI and Merger Corp. shall have obtained a release of each of the officers and directors of NISCO related to all matters involving NISCO.

                  8.11 LOCK-UP AGREEMENTS. AMDI and Merger Corp. shall have obtained lock-up agreements from the Principal Shareholder and all other persons who are officers, directors and holders of 10% or more of the NISCO Stock agreeing not to sell any of their Merger Corp. Stock obtained in the Merger for a period reasonably satisfactory to AMDI.

         9. CONDITIONS PRECEDENT TO OBLIGATIONS OF NISCO AND THE PRINCIPAL SHAREHOLDER.

                  The obligations of NISCO and the Principal Shareholder with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

                  9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All the representations and warranties of AMDI and Merger Corp. contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by AMDI and Merger Corp. on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by AMDI and Merger Corp. shall have been delivered to NISCO.

                  9.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to NISCO and its counsel.

                  9.3 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of AMDI or Merger Corp. as a result of which NISCO and the Principal Shareholder deem it inadvisable to proceed with the transactions hereunder.

                  9.4 CONSENTS AND APPROVALS. The Registration Statement referred to in Section 10.1 shall have been declared effective by the Securities and Exchange Commission. This Agreement shall have been duly adopted by the stockholders of Merger Corp., AMDI and NISCO. All necessary consents and approvals as listed in Schedule 4.13 shall have been obtained. All necessary consent of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of AMDI or Merger Corp. as a result of which the Principal Shareholder deem it inadvisable to proceed with the transactions hereunder.

                  9.5 GOOD STANDING CERTIFICATES. Merger Corp. shall have delivered to NISCO and the Principal Shareholder certificates, dated as of the date no later than 10 days prior to the Closing Date, duly issued by the Secretary of State of Delaware that Merger Corp. is in good standing.

                  9.6 NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred with respect to AMDI or Merger Corp. which would constitute a Material Adverse Effect.

                  9.7 OFFICER'S CERTIFICATES. NISCO and the Principal Shareholder shall have received a certificate or certificates, dated the Closing Date and signed by the President of each of AMDI and Merger Corp., certifying the truth and correctness of attached copies of AMDI's Articles of Incorporation (including amendments thereto), and Bylaws (including amendments thereto) and Merger Corp.'s Certificate of Incorporation and Bylaws.

                  9.8 INCUMBENCY CERTIFICATE AND OTHER DOCUMENTS. NISCO and the Principal Shareholder shall have received an incumbency certificate or certificates, dated the Closing Date, and signed by the Secretary of each of AMDI and Merger Corp., certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Section 9 and such additional supporting documentation and other information with respect to the transactions contemplated hereunder as NISCO and the Principal Shareholder or their counsel may reasonably request.

                  9.9 EMPLOYMENT AGREEMENTS. At the Closing, the Principal Shareholder will enter into a Non-Competition and Employment Agreement satisfactory to the Principal Shareholder.

                  9.10 RELEASE OF OBLIGATIONS. NISCO and the Principal Shareholder shall have obtained a release of each of the officers and directors of AMDI and Merger Corp. related to all matters involving AMDI and Merger Corp. except for obligations pursuant to this Agreement.

                  9.11 NET ASSETS OF AMDI. As of the Closing Date, AMDI shall have net assets of a minimum of $100,000.

         10.      ADDITIONAL AGREEMENTS.

                  10.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof. AMDI and Merger Corp., shall promptly prepare and file with the Securities and Exchange Commission a proxy statement included in a registration statement on Form S-4 or a similar form (the "Registration Statement") and AMDI will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders to consider and vote upon the adoption of this Agreement. NISCO and the Principal Shareholder shall cooperate with AMDI and Merger Corp. in the preparation of the Registration Statement, including providing such information about NISCO and the Principal Shareholder and their plans with respect to Merger Corp. after the Merger as may be reasonably requested by AMDI and Merger Corp.

                  10.2 PUBLIC ANNOUNCEMENTS. The initial press release of AMDI with respect to this Agreement shall be reviewed by NISCO and the Principal Shareholder. Thereafter, AMDI and Merger Corp. shall consult with NISCO and the Principal Shareholder prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the transactions contemplated by this Agreement, except as may be required by law.

                  10.3 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, common, proper or advisable under applicable legal requirements, to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, AMDI, Merger Corp. NISCO and the Principal Shareholder, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

         11.      TERMINATION OF AGREEMENT.

                  11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

                           (i) By mutual consent of all of the parties hereto;

                           (ii) By the Principal Shareholder and NISCO, on the
one hand, or by AMDI or Merger Corp. on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by February 28, 2001, unless the failure of such transactions to be consummated is due to the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; provided, also, that if the Registration Statement has been filed, but not yet been declared effective by the Securities and Exchange Commission and there is a good faith, reasonable effort to obtain effectiveness, then the February 28, 2001 deadline shall be extended to March 30, 2001; or

                           (iii) By the Principal Shareholder and NISCO, on the
one hand, or by AMDI or Merger Corp., on the other hand, if a material breach of the representations or a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date, by the Principal Shareholder or NISCO, if the conditions set forth in Section 9 hereof have not been satisfied or waived as of the Closing Date, or by AMDI or Merger Corp., if the conditions set forth in Section 8 hereof have not been satisfied or waived as of the Closing Date.

                  11.2 LIABILITIES IN EVENT OF TERMINATION. Termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement or in the Schedules delivered by such party, including, but not limited to, legal and audit costs and out of pocket expenses.

         12.      INDEMNIFICATION.

                  12.1 INDEMNIFICATION BY THE PRINCIPAL SHAREHOLDER. NISCO and the Principal Shareholder, jointly and severally, agree to indemnify and hold harmless each of AMDI and Merger Corp. and their respective officers, directors, agents and representatives against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to, attorneys' fees and other expenses of investigation and defense of any claims or actions), directly or indirectly resulting from, relating to or arising out of: (i) any breach of any covenant, agreement, warranty or representation of NISCO or the Principal Shareholder contained in this Agreement, (ii) any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement, including the Registration Statement, but only if the misstatement relates to information concerning the Principal Shareholder or NISCO's operations, or (iii) the omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning the Principal Shareholder or NISCO's operations.

                  12.2 INDEMNIFICATION BY AMDI AND MERGER CORP. Each of AMDI and Merger Corp. agrees to indemnify and hold harmless the Principal Shareholder against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to, attorneys' fees and other expenses of investigation and defense of any claims or actions) directly or indirectly resulting from, relating to or arising out of: (i) any breach of any covenant, agreement, warranty or representation of AMDI or Merger Corp. contained in this Agreement, (ii) any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement, including the Registration Statement, but only if the misstatement relates to information concerning AMDI or Merger Corp. or their operations, or (iii) the omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning AMDI or Merger Corp. or their operations.

                  12.3 INDEMNIFICATION NOTICE. Should any party (the "Indemnified Party") suffer any loss, damage or expense for which another party (the "Indemnifying Party") is obligated to indemnify and hold such Indemnified Party harmless pursuant to this Section 12 of this Agreement, the following shall apply: If an Indemnified Party intends to exercise its right to indemnification provided in this Section 12, such Indemnified Party shall notify each Indemnifying Party in writing of such Indemnified Party's intention to do so and the facts or circumstances giving rise to the claim (the "Indemnification Claim"). An Indemnification Claim, at the option of the Indemnified Party, may be asserted as soon as any situation, event or occurrence has been noticed by the Indemnified Party regardless of whether actual harm has been suffered or out-of-pocket expenses incurred.

During the period of 15 days after notice by the Indemnified Party, each Indemnifying Party shall be entitled to cure the defect or situation giving rise to the Indemnification Claim to the satisfaction of the Indemnified Party. If the Indemnifying Parties are unwilling or unable to cure the defect giving rise to the Indemnification Claim during the 15-day period, the Indemnified Party shall thereafter be entitled to indemnification as provided in this Section 12.

                  12.4 MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this Section 12, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing. Provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from any adverse consequences the Indemnified Party may suffer resulting from or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be withheld unreasonably.

         13.      GENERAL PROVISIONS.

                  13.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until the date one year after the Closing Date except for claims in respect thereof pending at such time, which shall survive until finally resolved or settled). No action may be commenced with respect to any representation, warranty, covenant or agreement in this Agreement, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Section 13.7 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in Section 13.1 for such representation, warranty, covenant or agreement.

                  13.2 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  13.3 ENTIRE AGREEMENT. This Agreement and any attachments hereto, the NISCO Disclosure letter and the Schedules thereto (including the schedules, exhibits and annexes attached hereto and thereto), the AMDI Disclosure Letter and the Schedules thereto (including the schedules, exhibits and annexes attached hereto and thereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties.

                  13.4 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                  13.5 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction, except as provided in Schedule 13.5.

                  13.6 EXPENSES. Except as otherwise specifically provided herein, each party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents.

                  13.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the 5th business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                           (a)      If to AMDI or Merger Corp.:

                                    Applied Medical Devices, Inc.
                                    7315 East Peakview Avenue
                                    Englewood, Colorado 80111
                                    Attention:  Al Lager, President
                                    Facsimile (303) 796-9762
                                    with a copy to:

                                    Patton Boggs, L.L.P.
                                    1660 Lincoln Street, Suite 1900
                                    Denver, Colorado  80264
                                    Facsimile No.:  (303) 894-9239
                                    Attention:  Robert M. Bearman, Esq.

                           (b)      If to NISCO or the Principal Shareholder:

                                    Anthony J. DeBella
                                    NISCO Systems, Inc.
                                    1665 Lakes Parkway, Suite 110
                                    Lawrenceville, Georgia  30043
                                    Facsimile:  (678) 376-0682

                                    with a copy to:

                                    Richard C. Fox, Esq.
                                    P. O. Box 1097
                                    Pecos, New Mexico  87552
                                    Facsimile:  (505) 757-2411

                  13.8 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Colorado.

                  13.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  13.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

                  13.11 TIME. Time is of the essence with respect to this Agreement.

                  13.12 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  13.13 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

                  13.14 CAPTIONS; CONSTRUCTION. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof. This Agreement has been fully reviewed and negotiated by the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against any party under any rule of construction or otherwise.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


APPLIED MEDICAL DEVICES, INC.           THE PRINCIPAL SHAREHOLDER


By:
   ----------------------------------   -----------------------------------
                                        Anthony J. DeBella
Name:
Title:

APPLIED MEDICAL MERGER CORP.            NISCO SYSTEMS, INC.


By:                                     By:
   ----------------------------------   -----------------------------------

Name:                                   Name:

Title:                                  Title: